Exhibit 4.2

MAGNETEK, INC.

AMENDED AND RESTATED

1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

JANUARY 1, 2008

1.     Purpose of the Plan. Under this 1997 Non-Employee Director Stock Option Plan (the “Director Plan”) of MagneTek, Inc., a Delaware corporation (the “Company”), options shall be granted to eligible persons, as set forth in Section 4, to purchase shares of the Company’s common stock (“Common Stock”). This Director Plan is designed to promote the long-term growth and financial success of the Company by enabling it to attract, retain and motivate such persons by providing for or increasing their interest in the Company. This Plan replaces the Non-Employee Director Stock Option Plan of the Company (the “1995 Plan”).

2.     Effective Dates. This Director Plan became effective on April 22, 1997. Options may not be granted subsequent to (a) September 30, 2010 or (b) termination of this Director Plan by the Board of Directors of the Company (the “Board”), whichever is earlier. However, there will be a grant on September 30, 2010 if the Director Plan has not theretofore been terminated by the Board pursuant to the foregoing clause (b).

3.     Plan Operation. To the extent that any questions of interpretation arise hereunder, these shall be resolved by the Board.

4.     Eligible Persons. The persons eligible to receive a grant of non-qualified stock options hereunder are any Director of the Board who on the date of said grant is not an employee of the Company or a subsidiary of the Company (a “Qualifying Director”).

5.     Stock Subject to Director Plan. The maximum number of shares that may be subject to options granted hereunder shall be 1,150,000 shares of Common Stock, subject to adjustments under Section 6, of which 448,000 shares are being transferred from the 1995 Plan. Shares of Common Stock subject to the unexercised portions of any options granted under this Director Plan which expire, terminate or are forfeited or cancelled may again be subject to options under this Director Plan.

6.     Adjustments. In the event that the outstanding shares of Common Stock of the Company are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, spin-off, stock dividend or combination of shares, appropriate adjustments shall be made in the number and kind of shares: (a) that may be subject to options granted under this Director Plan; (b) as to which options may thereafter be granted or issued under this Director Plan and (c) for which options then outstanding under this Director Plan may thereafter be exercised. Any such adjustments in outstanding options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such options.

7.  Stock Options.

(a)   Upon initial election or appointment of any director to the Board or upon a continuing director becoming a Non-Officer Qualifying Director, such Non-Officer Qualifying Director will receive an option to purchase 7,500 shares of the Company’s Common Stock pursuant to the terms and conditions described in this Section 7.  In addition, Non-Officer Qualifying Directors will be automatically granted, on an annual basis, a non-qualified stock option to purchase 7,500 shares of the Company’s Common Stock on the last business day of the Company’s fiscal year ending after the initial grant of such Non-Officer Qualifying Director’s 7,500 share option pursuant to this Section 7.  Each option granted pursuant to this Section 7(a) will have a term of ten years and shall become exercisable as follows: options with respect to 50% of the shares one year after the date of grant and options with respect to the remaining 50% of the shares two years after the date of grant.

(b)  The Board may from time to time, in its absolute discretion, grant non-qualified stock options to Qualifying Directors. Each option granted pursuant to this Section 7(b) will have a term of ten years unless otherwise specified by the Board, and the Board shall, in its absolute discretion, determine the exercisability and other provisions of such option.

(c)  The per share exercise price of options granted under this Director Plan will be the fair market value of a share of the Company’s Common Stock on the date of grant (the “Fair Market Value”), defined as (i) the mean between the highest and lowest sales prices of a share of the Company’s stock on the principal exchange on which shares of the. Company’s stock are then trading, if any, on such determination date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred, as such prices are quoted in The Wall Street Journal; or (ii) if such stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, (1) the mean between the highest and lowest sales prices (if the stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the stock on such determination date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the stock, on such determination date, as determined in good faith by the Board; or (iv) if the Company’s stock is not publicly traded, the fair market value established by the Board in good faith. The Board shall use such procedures to determine fair market value in compliance with Code Section 409A and the regulations or other guidance issued thereunder.

(d)  If on any date upon which options are to be granted under this Director Plan the number of shares of Common Stock remaining available under the Director Plan are less than the number of shares required for all grants to be made on such date, then options to purchase a proportionate amount of such available number of shares of Common Stock shall be granted to each Qualifying Director.

8.     Documentation of Grants. Awards made under this Director Plan may be evidenced by written agreements or such other appropriate documentation as the Board shall prescribe. The Board need not require the execution of any instrument or acknowledgment of notice of an award under Section 7(a) of this Director Plan, in which case continued service as a Qualifying Director by the respective optionees will constitute agreement to the terms of the award.

9.     Nontransferability. Unless otherwise approved by the Board, options granted under this Director Plan are nontransferable by the optionee otherwise than by will or the laws of descent and distribution, and are exercisable, during the optionee’s lifetime, only by the optionee.

10.  Amendment and Termination. The Board may alter, amend, suspend, or terminate this Director Plan, provided that no such action shall deprive any optionee, without his consent, of any option theretofore granted to the optionee pursuant to this Director Plan or of any of his rights under such option and provided further that the provisions of this Director Plan designating persons eligible to participate in the Director Plan and specifying the amount, exercise price and timing of grants under the Director Plan shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. Notwithstanding the foregoing, no alteration, amendment, suspension or termination of this Director Plan or any other document evidencing an Award under this Director Plan shall cause all or a part of the payment under any Award to be subject to additional tax under Code Section 409A.

11. Termination of Directorship. All vested options held by Qualifying Directors as of the date of cessation of service as a director may be exercised by the Qualifying Director or his heirs or legal representatives for one year after such cessation of service.

12. Merger, Consolidation, Acquisition, Liquidation or Dissolution. Upon or in connection with the merger or consolidation of the Company with or into another corporation, the acquisition by another corporation, person or group of all or substantially all of the Company’s assets or 40% or more of the Company’s then outstanding voting stock or the liquidation or dissolution of the Company:

(a)   If so provided in the relevant agreement relating to a merger, consolidation, acquisition of assets, liquidation or dissolution, such option shall be either assumed or replaced by a substitute option, as applicable, issued by the successor or any corporation that is a “parent” of the Company within the meaning of Rule 405 under the Securities and Exchange Act of 1933, as amended (the “Securities Act”), resulting from such transaction, without any further action on the part of the Board or the Qualifying Director.

(b)   If no provision is made as set forth in (a), or in the event of an acquisition of 40% or more of the Company’s then outstanding voting stock to which subsection (c) is inapplicable, such option shall become (to the extent not then fully vested) fully exercisable from and after the date which is thirty days prior to the effective date of the transaction and until the normal expiration thereof.

(c)   In the event of an acquisition of 40% or more the Company’s then outstanding voting stock (other than pursuant to a merger resulting in the ownership of all of the Company’s outstanding Common Stock by another corporation), if as a result of the transaction the Company’s Common Stock will cease to be traded on a national stock exchange, listed as a National Market Issue on the National Market System or quoted on the NASDAQ quotation system, each option which has not been exercised prior to the consummation of the transaction shall be converted automatically into the right to receive, within thirty days of such consummation, an amount in cash equal to the difference between the aggregate exercise price for all shares subject to the option (whether or not then subject to exercise) and the Fair Market Value of such shares on the date which is the last trading date preceding the consummation of such transaction.

(d)   The foregoing provisions shall have no application to a merger in which (i) the Company is the surviving corporation, (ii) no person or group acquires 40% or more of the Company’s outstanding voting stock. and (iii) the shares of the Company’s Common Stock outstanding prior to the merger remain outstanding thereafter.

13. Manner of Exercise. All or a portion of an exercisable option shall be deemed exercised upon delivery to the Secretary of the Company at the Company’s principal office of all of the following: (i) a written notice of exercise specifying the number of shares to be purchased signed by the Qualifying Director or other person then entitled to exercise the option, (ii) full payment of the exercise price for such shares by any of the following or combination thereof: (a) cash, (b) certified or cashier’s check payable to the order of the Company, (c) the delivery of whole shares of the Company’s Common Stock owned by the option holder, or (d) by requesting that the Company withhold whole shares of Company Common Stock then issuable upon exercise of the option (for purposes of such a transaction the shares withheld by the Company shall be valued at the Fair Market Value as of the date prior to the exercise date), (iii) such representations and documents as the Board, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and other federal or state securities laws or regulations, (iv) in the event that the option shall be exercised by any person or persons other than the Qualifying Director, appropriate proof of the right of such person or persons to exercise the option, and (v) such representations and documents as the Board, in its sole discretion, deems necessary or advisable.

14. Compliance with Law. Common Stock shall not be issued upon exercise of an option granted under this Director Plan unless and until counsel for the Company shall be satisfied that any conditions necessary for such issuance to comply with applicable federal, state or local tax, securities or other laws or rules or applicable securities exchange requirements have been fulfilled.

15. Compliance with Code Section 409A.  The Awards granted hereunder are intended to comply with the exception to Code Section 409A set forth in Treas. Reg. § 1.409A-1(b)(5)(i)(A).  However, to the extent any Award does not meet the requirements of this exception and therefore is subject to the requirements of Code Section 409A, to the extent necessary to comply with Code Section 409A, any Award that is subject to Code Section 409A may be modified, replaced or terminated in the discretion of the Board.  Notwithstanding any provision of this Director Plan or any document evidencing an Award to the contrary, in the event that the Board determines that any Award is or may become subject to Code Section 409A, the Company may adopt such amendments to this Director Plan and the related documents evidencing any Awards, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Board determines to be necessary or appropriate to either comply with Code Section 409A or to exclude or exempt this Director Plan or any Award from the requirements of Code Section 409A.